Exhibit 10.4

Europa Capital Investments, LLC
100 Europa Drive
Suite 455
Chapel Hill, NC 27517

January 1, 2011

Dynamic Nutra Enterprises Holdings, Inc.
3929 Browning Place
Raleigh, NC 27609

Dear Ms. Cashwell,

This letter will serve as our agreement to provide administrative and other miscellaneous services to Dynamic Nutra Enterprises Holdings, Inc.  Europa Capital services will also from time to time include help with various transactions that the company may be considering.

Europa Capital Investments, LLC will bill Dynamic Nutra Enterprises Holdings, Inc. $5,000 a month to cover the monthly retainer and some incidental expenses that might occur.  Europa Capital will also submit bills associated with transactions directly to the company to be paid.

This agreement will remain in effect until one or the other party informs the other that the agreement is ending.

Sincerely,

/s/Peter L. Coker
Peter Coker
Mangaing Director

Accepted;   /s/Donna Cashwell

Donna Cashwell. President